Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

AVROBIO, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	—	—	—	—	—	—	—	—

Fees Previously Paid	Equity	Common Stock, $0.0001 par value per share	Other	104,564,992 (1)	(2)	$403.49 (2)	$0.0001476	$0.06

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$403.49 (2)		$0.06

	Total Fees Previously Paid							$0.11

	Total Fee Offsets							—

	Net Fee Due							$0.00

(1)

Relates to common stock, $0.0001 par value per share, of AVROBIO, Inc., a Delaware corporation (“AVROBIO”), that are expected to be issued (or become issuable) to securityholders of Tectonic Therapeutic, Inc., a Delaware corporation (“Tectonic”), in the proposed merger of Alpine Merger Subsidiary, Inc., a Delaware corporation and a direct, wholly owned subsidiary of AVROBIO, with and into Tectonic, with Tectonic surviving as a wholly owned subsidiary of AVROBIO and being the surviving corporation of the merger. The amount of common stock of AVROBIO to be registered includes the estimated maximum number of shares of common stock of AVROBIO that are expected to be issued (or become issuable) pursuant to the merger, without taking into account the effect of a reverse stock split of common stock of AVROBIO, assuming an estimated pre-split exchange ratio (which is subject to adjustment prior to the closing of the merger) of approximately 7.44585749 shares of common stock of AVROBIO for each outstanding share of common stock of Tectonic. In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any securities that may be from time to time be offered or issued resulting from forward or reverse stock splits, stock dividends or similar transactions.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended. Tectonic is a private company, no market exists for its securities, and it has an accumulated capital deficit. Therefore, the proposed maximum aggregate offering price for the shares expected to be issued pursuant to the merger is one-third of the aggregate par value of the Tectonic securities expected to be exchanged in the proposed merger.